Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of EvergreenBancorp, Inc. of our report dated March 12, 2008 on the consolidated financial statements of EvegreenBancorp, Inc. appearing in the 2007 Form 10-K of EvergreenBancorp, Inc.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois

July 30, 2008